    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1998
                                                     REGISTRATION NO. 333-64363

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1

                                       TO

                       REGISTRATION STATEMENT ON FORM S-3

                                     UNDER

                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                           FAMILY GOLF CENTERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 Delaware                                 11-3223246
(State or jurisdiction of incorporation                (I.R.S. Employer
             or organization)                         Identification No.)

                           Family Golf Centers, Inc.
                              538 Broadhollow Road

                            Melville, New York 11747
                                 (516) 694-1666

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                     Dominic Chang, Chief Executive Officer
                           Family Golf Centers, Inc.

                              538 Broadhollow Road
                            Melville, New York 11747

                     (516) 694-1666 / (516) 694-0918 (Fax)

           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                                   Copies to:

                             Kenneth R. Koch, Esq.
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP

                                551 Fifth Avenue
                            New York, New York 10176

                      (212) 661-6500/ (212) 697-6686 (Fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _____________.

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] ________________.

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                    PROPOSED
                                                    MAXIMUM           PROPOSED
                                                 OFFERING PRICE       MAXIMUM
TITLE OF EACH CLASS OF          AMOUNT TO BE          PER        AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED(1)        SHARE             PRICE          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value         945,822 shares    $18.03125(2)     $17,054,352.94(2)     $5,031.04(3)
$.01 per share
========================================================================================================
Common Stock, par value          7,500 shares      $12.54(4)         $94,050.00(4)           $27.75
$.01 per share
========================================================================================================
   TOTAL                       953,322 shares                      $17,148,402.94         $5,058.79
========================================================================================================


(1) Registration Statement covers, in addition, such indeterminable number of shares of Common Stock as may be issued on the exercise or conversion of the Options and Warrants by reason of adjustment of their respective exercise prices upon certain contingencies. Since such additional Common Stock, if issued, will be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of high and low bid prices of the Registrant's Common Stock on the Nasdaq National Market on September 18, 1998.


(3) A registration fee with respect to these shares was paid upon the filing of the Registrant's Registration Statement on Form S-3 (Registration Statement No. 333-64363).

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of high and low bid prices of the Registrant's Common Stock on the Nasdaq National Market on October 9, 1998.


    -----------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS             SUBJECT TO COMPLETION, DATED OCTOBER 14, 1998


                           FAMILY GOLF CENTERS, INC.

                         953,322 SHARES OF COMMON STOCK

         This Prospectus relates to the offering that may be made from time to time of up to 953,322 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Family Golf Centers, Inc., a Delaware corporation (the "Company"), by, or for the accounts of, the holders thereof (the "Selling Security Holders"). See "Selling Security Holders." Of the 953,322 Shares being offered hereby, 30,000 are issuable at $20.66 per share and 21,255 are issuable at $26.67 per share, in each case, upon the exercise of certain options issued in connection with the Company's acquisition of certain golf facilities (collectively, the "Options"). In addition, of the 953,322 Shares being offered hereby, 23,516 are issuable at $13.51 per share upon the exercise of certain warrants issued in connection with the acquisition of Leisure Complexes, Inc. in July 1997 (collectively, the "Warrants").


         The Common Stock is quoted on the Nasdaq National Market(R) (the "Nasdaq National Market") under the symbol "FGCI." On September 23, 1998, the closing sale price of the Common Stock as reported by the Nasdaq National Market was $18.75 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREIN FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Shares may be sold from time to time by the Selling Security Holders or their transferees. No underwriting arrangements have been entered into by the Selling Security Holders as of the date hereof. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Security Holders in connection with sales of the Shares. To the extent required, the number of Shares to be sold, the name of the Selling Security Holder, the purchase price, the name of any agent or broker, and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution."

         The Company will receive proceeds upon the exercise of the Options and Warrants, but will not receive any proceeds from the sale of the Shares. By agreement with the Selling Security Holders, the Company will pay all of the expenses (other than agent's commissions and discounts), incident to the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), estimated to be approximately $50,000.

         The Selling Security Holders, and any broker-dealers or agents through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation.

                The date of this Prospectus is          , 1998

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company (http://www.sec.gov). The Common Stock is quoted on the Nasdaq National Market under the symbol "FGCI." Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997; (2) the Company's Proxy Statement on Schedule 14A filed with the Commission on May 15, 1998; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (4) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; (5) the Company's Current Reports on Form 8-K dated April 2, 1998, June 16, 1998, June 30, 1998 and July 20, 1998, (6) the Company's Amendments to Current Reports on Form 8-K/A dated January 30, 1998 and June 30, 1998 and (7) the description of the Common Stock which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated November 8, 1994. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Family Golf Centers, Inc., 538 Broadhollow Road, Melville, New York 11747; Attention: Chief Financial Officer. The Company's telephone number is: (516) 694-1666.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company with respect to the Company's acquisition and financing plans, (ii) trends affecting the Company's financial condition or results of operations, (iii) the impact of competition and (iv) the expansion of certain operations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this Prospectus, including, without limitation, the information under "Risk Factors," identifies important factors that could cause or contribute to such differences.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and the notes thereto contained or incorporated by reference herein. Unless the context otherwise requires, references to "Family Golf" and the "Company" are to Family Golf Centers, Inc. together with its subsidiaries. Unless otherwise indicated, the information in this Prospectus has been adjusted to give effect to a three-for-two stock split in the form of a stock dividend (the "Stock Split") distributed on May 4, 1998. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains "forward-looking statements" which involve certain unknown risks and uncertainties which may cause actual results to differ materially from those in the forward-looking statements.

THE COMPANY

         Family Golf is the leading consolidator and operator of golf centers in North America. The Company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play. The Company's golf centers typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities such as miniature golf and snack bars to encourage family participation. The Company has a proven track record of successfully identifying, acquiring and integrating golf centers, having grown from one golf facility in 1992 to 114 as of September 15, 1998, including 10 facilities under construction.

         In order to generate additional sources of revenue, attract a more diverse customer base and offset the seasonality of its core golf business, the Company has acquired and begun operating complementary sports and family entertainment facilities, including ice rinks and "Family Sports Supercenters." Family Sports Supercenters have two or more sports-related attractions (including at least one of the Company's core sports-related attractions: golf centers and ice rinks), and may include other sports-related attractions, such as bowling centers, soccer facilities and batting cages, as well as a variety of family entertainment activities. The Company is applying the strategy, skills and resources it has used in the golf center industry by selectively acquiring and enhancing, or constructing, such facilities. The Company currently operates two stand-alone ice rink facilities and two Family Sports Supercenters, and is converting a golf center in Denver, Colorado into a Family Sports Supercenter by adding two ice rinks and other family entertainment amenities.

         The Company's principal executive offices are located at 538 Broadhollow Road, Melville, New York 11747 and its telephone number is (516) 694-1666. The Company's World Wide Web address is http://www.familygolf.com. The contents of the Company's web-site are not part of this Prospectus.

                                  RISK FACTORS

         Prospective investors should carefully consider the specific factors set forth below, as well as the other information included in this Prospectus, before deciding to invest in the Shares offered hereby.

ACQUISITION AND GROWTH STRATEGY; RISKS ASSOCIATED WITH INTEGRATING NEW
FACILITIES

         The Company's ability to significantly increase revenues, operating cash flow and net income over time depends in large part upon its success in acquiring and enhancing, or constructing, additional facilities at suitable locations upon satisfactory terms. There can be no assurance that suitable facility acquisitions or lease opportunities will be available or that the Company will be able to consummate acquisitions or leasing transactions on satisfactory terms. In addition, the acquisition of facilities may become more expensive in the future if demand and competition increase. The likelihood of the continued success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the improvement of existing and acquired facilities and the construction and opening of new facilities, including delays in obtaining required permits.

         To implement its expansion strategy successfully, the Company must integrate acquired or newly opened facilities into its existing operations, which may necessitate the implementation of enhanced operational and financial systems and may require additional employees and management, operational, financial and other resources. As part of its strategy, the Company has recently entered the ice rink and family entertainment industries, in which the Company has only limited experience and which involve all the risks commonly associated with the establishment of new lines of business. As the Company grows, there can be no assurance that additional facilities can be readily integrated into the Company's operating structure. The Company's inability to efficiently integrate facilities or to successfully operate within the ice rink and family entertainment industries could have a material adverse effect on the Company's financial condition and results of operations. In addition, a number of the facilities which the Company has acquired have, and facilities it may acquire in the future may have, experienced losses. As a result of the timing of the Company's acquisitions, the seasonality of the acquired businesses, the expansion of the Company's business to include ice rinks and Family Sports Supercenters and other factors, the Company's historical and pro forma results of operations referred to in the reports incorporated by reference herein are not necessarily indicative of future results. There can be no assurance that facilities recently acquired by the Company or those that the Company may acquire in the future will operate profitably and will not materially adversely affect the Company's financial condition and results of operations.

         The Company recently acquired a Canadian-based company with five Canadian-based properties. Accordingly, the Company is now subject to certain of the risks associated with properties or businesses in a foreign country, including risks related to currency exchange rates, foreign taxation issues and other matters.

DEPENDENCE ON THE GOLF INDUSTRY AND DISCRETIONARY CONSUMER SPENDING

         Although the Company has expanded its business outside the golf industry, the Company is highly dependent on the golf industry, and the public's interest in utilizing golf practice centers, for the generation of its revenues and earnings. Activities such as golf have, in the past, been susceptible to increases and decreases in popularity that have materially affected the financial condition and results of operations of companies dependent on such activities, and there can be no assurance that the golf industry will not suffer a material decrease in popularity, which would result in a material adverse effect on the Company's financial condition and results of operations. The amount spent by consumers on discretionary items, such as the family entertainment activities offered by the Company, have historically been dependent upon levels of discretionary income, which may be adversely affected by general economic conditions. A decrease in consumer spending on golf and other family entertainment activities could have a material adverse effect on the Company's financial condition and results of operations.

ADDITIONAL FINANCING REQUIREMENTS

         The Company anticipates, based on its currently proposed expansion plans and assumptions relating to its operations, that its available cash, together with availability under its revolving credit and other credit facilities, and cash flow from operations, will be sufficient to permit the Company to conduct its operations and to carry on its contemplated expansion through at least the next 12 months. The Company anticipates that it will need to raise substantial additional capital in the future to continue its longer term expansion plans. There can be no assurance that the Company will be able to obtain additional financing on favorable terms or at all.

FLUCTUATING OPERATING RESULTS; VULNERABILITY TO WEATHER CONDITIONS AND
SEASONALITY

         Historically, the second and third quarters of the calendar year have accounted for a greater portion of the Company's revenues than have the first and fourth quarters of the year. This is primarily due to an outdoor playing season limited by weather. Although most of the Company's driving ranges are designed to be all-weather facilities, portions of the Company's facilities, including the miniature golf courses, are outdoors and vulnerable to weather conditions. In addition, golfers are less inclined to practice when weather conditions limit their ability to play golf on outdoor courses. The Company expects its expansion into ice rink facilities and Family Sports Supercenters to partially offset such seasonality. The timing of new center openings and acquisitions may also cause the Company's results of operations to vary significantly from quarter to quarter. Accordingly, period to period comparisons are not necessarily meaningful and should not be relied on as indicative of future results. In addition, variability in the Company's results of operations could cause the price of the Company's securities to fluctuate following the release of interim results of operations or other information and may have a material adverse effect on the price of the Company's securities.

COMPETITION

         The golf center, ice rink and family entertainment industries are each highly competitive and include competition from other golf centers, golf courses, other ice rinks and family entertainment outlets and other recreational pursuits. In addition, the Company's pro shop business faces competition from other pro shops, specialty retailers and department stores. The Company may face imitation and other forms of competition and the Company cannot prevent others from utilizing a similar operational strategy. Many of the Company's competitors and potential competitors may have considerably greater financial and other resources, experience and customer recognition than does the Company. The Company operates 21 of its golf centers under the name "Golden Bear" pursuant to a non-exclusive license agreement (the "License Agreement") with a subsidiary of Golden Bear Golf, Inc. (the "Licensor"). Golden Bear Golf, Inc., the parent of the Licensor, is a competitor of the Company. The Licensor is permitted to establish, or license others to establish, Golden Bear golf centers that compete with the Company's golf centers, including the Company's Golden Bear golf centers, provided that the Company has the exclusive right to operate Golden Bear golf centers within a 10-mile radius of the Company's Golden Bear golf centers except with respect to the Golden Bear golf center located in Carrollton, Texas for which the exclusive territory is reduced. There can be no assurance that competition will not adversely affect the Company's business or ability to acquire additional properties.

DEPENDENCE ON CERTAIN AGREEMENTS

         The future success of the business and operations of the Company is dependent, in part, upon certain key operating agreements, including its real property leases, management agreements with respect to certain municipal facilities and the License Agreement. The termination of any of these agreements may have a material adverse effect on the Company.

         After giving effect to renewal options, none of the Company's leases, as of July 1, 1998, are scheduled to expire until June 28, 2002. However, the leases may be terminated prior to their scheduled expiration should the Company default in its obligations thereunder. The Company has received a letter from counsel to the landlord of one of its properties alleging that the Company is in breach of its lease for such property. The Company does not believe it is in breach and has responded accordingly. The termination of any of the Company's leases could have an adverse effect on the Company. If any of the Company's leases were to be terminated, there can be no assurance that the Company would be able to enter into leases for comparable properties on favorable terms or at all.

         The Company manages several facilities for municipalities pursuant to concession licenses, four of which are terminable at will by the licensor. The Company's concession license with the City of New York (the "City") for the Douglaston, New York golf center, which was entered into in 1994 and which expires on December 31, 2006, the concession license with the City for the Randall's Island, New York golf center, which was entered into in 1992 and which expires on March 1, 2007, the concession license with the City for the Dreier-Offerman Park, Brooklyn, New York golf center, currently under construction, which was entered into in April 1998 and which expires on March 30, 2019 and the concession license with the Metropolitan Transportation Authority for the Bronx, New York golf center, currently under construction, which was entered into in 1997 and which expires on December 31, 2009 (respectively, the "Douglaston License," the "Randall's Island License," the "Brooklyn License" and the "Bronx License"), are terminable at will. Pursuant to the Douglaston License and the Randall's Island License, the Company has made $3.1 million and $774,000, respectively, of capital improvements. Pursuant to the Brooklyn License, the Company is obligated to make $4.0 million of capital improvements prior to March 1, 1999. Pursuant to the Bronx License, the Company is obligated to make a minimum of $3.0 million of capital improvements prior to July 1, 2000. If any of these concession licenses are terminated, other than a termination of the Bronx License during the first eight years of such license, the licensor may retain, and is not obligated to pay the Company for the value of, such capital improvements. Unless reimbursed, the Company would immediately have to write-off, for accounting purposes, the undepreciated value of these capital improvements and the goodwill related to its purchase of the limited partners' minority interest in the partnership which was party to the Douglaston License, which are currently being depreciated and amortized over the life of the relevant concession license.

         On July 1, 1998, certain parties commenced an action seeking a temporary restraining order (the "TRO") against construction of the golf center in Brooklyn, New York under the Brooklyn License. The case was dismissed on September 14, 1998 and the Company is continuing construction on the site.

         The Company operates 21 of its golf centers under the name "Golden Bear" pursuant to the License Agreement with the Licensor. Termination of the License Agreement could adversely affect the Company's Golden Bear golf centers and, possibly, the Company. The License Agreement expires December 31, 2008, subject to termination by the Company effective on December 31, 2000. The License Agreement is also subject to termination by the Company or the Licensor under certain other circumstances. The value of the "Golden Bear" name is dependent, in part, upon the continued popularity of Jack Nicklaus. Accordingly, the occurrence of any event which diminishes the reputation of Mr. Nicklaus and the related "Golden Bear" symbol could adversely affect the Company's Golden Bear golf centers.

LEVERAGE, DEBT SERVICE AND COVENANTS

         The Company's level of indebtedness requires that a significant amount of its cash flow from operations be applied to debt service, and there can be no assurance that the Company's operations will generate sufficient cash flow to service this indebtedness.

         Certain of the instruments governing the Company's indebtedness include covenants that restrict the operational and financial flexibility of the Company, including a limit on the number of facilities that the Company may construct in any rolling twelve month period and restrictions on indebtedness, liens, acquisitions, dividends and other significant actions. Failure to comply with certain covenants would, among other things, permit the Company's lenders to accelerate the maturity of the obligations thereunder and could result in cross-defaults permitting the acceleration of debt under other Company agreements. In addition, the Company is required to maintain certain financial ratios.

ENVIRONMENTAL REGULATION

         Operations at the Company's facilities involve the use and limited storage of various hazardous materials such as pesticides, herbicides, motor oil, gasoline, heating oil and paint, as well as various chemicals used to create, refrigerate and maintain the ice at its ice rinks. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on or in its property regardless of whether the property owner or operator knew of, or was responsible for, the release of hazardous materials. The Company has not been informed by any governmental authority of any non-compliance or violation by the Company of any environmental laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties or operations. However, the Company is aware of one notice of violation issued by the New York State Department of Environmental Conservation against the owner of the land leased by the Company in Elmsford, New York alleging that certain hazardous materials were placed on the site. The owner has taken remedial action and the Company does not believe it will be affected by the alleged violation. As of the date hereof, the Company has not incurred material costs of remediation and the Company knows of no material environmental liability to which it may become subject. Although the Company usually hires environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis on facilities it owns, operates or intends to acquire, in some cases only limited invasive procedures are conducted on such properties and in a limited number of instances no environmental studies are conducted. Accordingly, there may be potential environmental liabilities or conditions of which the Company is not aware.

DEPENDENCE UPON KEY EMPLOYEE; RECRUITMENT OF ADDITIONAL PERSONNEL

         The Company is heavily dependent on the services of Dominic Chang, its Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Chang could materially adversely affect the Company. Mr. Chang has entered into an employment agreement with the Company which terminates on December 31, 1999. The Company owns key person life insurance in the amount of $5.0 million on the life of Mr. Chang. In addition, it is an event of default under certain of the Company's principal credit facilities and the Company's Term Debt (as defined herein) if Mr. Chang is not the Chairman of the Board and Chief Executive Officer of the Company and if he does not own at least 5% of the Company's outstanding Common Stock. The Company will also be required to hire additional personnel and professionals to staff the additional facilities it intends to acquire, lease or construct. There can be no assurance that the Company will be able to attract and retain qualified personnel.

SIGNIFICANT STOCKHOLDER

         As of September 22, 1998, Dominic Chang beneficially owned 3,749,001 shares of Common Stock, constituting approximately 14.78% of outstanding shares. Mr. Chang is, therefore, able to exercise significant influence with respect to the election of the directors of the Company and all matters submitted to a vote of the stockholders of the Company, including the acquisition or disposition of material assets.

VOLATILITY OF PRICE OF COMMON STOCK

         The trading price of the Company's Common Stock could be subject to fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, future announcements concerning the Company, general trends in the industry and other events or factors.

PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND CONTRACTUAL PROVISIONS

         The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, $0.10 par value per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders. Although no preferred stock is currently outstanding and the Company currently has no plans for the issuance of any preferred stock, there can be no assurance that the Company will not do so in the future. The ability of the Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium over the market value for their shares of Common Stock. The Company's By-Laws contain provisions requiring advance notice of stockholder proposals and imposing certain procedural restrictions on stockholders wishing to call a special meeting of stockholders. Under certain of the Company's principal credit facilities, it is an event of default if Mr. Chang is not the Chairman of the Board, Chief Executive Officer and beneficial owner of at least 5% of the outstanding Common Stock. In addition, the indenture with respect to the $115 million principal amount of notes (the "Indenture") gives the holders of the notes the right to have such notes redeemed if there is a Change of Control (as defined in the Indenture). Accordingly, such provisions could discourage possible future attempts to gain control of the Company (which attempts, if stockholders were offered a premium over the market value of their Common Stock, might be viewed as beneficial to stockholders).

                                USE OF PROCEEDS

         The net proceeds to the Company from the exercise of the Options and Warrants are estimated to be $1,186,670.85 and $317,701.16, respectively. The Company is unable to predict the time, if ever, when the Options and Warrants will be exercised. Accordingly, it is expected that the net proceeds from the exercise of the Options and Warrants will be used by the Company for general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

         The following table sets forth the ownership of the Common Stock by the Selling Security Holders as of the date such information was provided to the Company. Since the dates such information was provided to the Company, such information may have changed. Any or all of the Shares listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the number of Shares that will be held by the Selling Security Holders upon termination of this offering (except that in each case, such number will represent less than 1% of the Common Stock outstanding, unless otherwise indicated ). The "Number of Shares of Common Stock Owned before the Offering" listed below includes the "Number of Shares Issuable upon Exercise of Options or Warrants" and the "Number of Shares Held in Escrow" for each Selling Security Holder. Except as otherwise indicated, the Selling Security Holders listed in the table have sole voting and investment powers with respect to the Shares indicated.

                                                                                                  NUMBER OF
                                                                                                    SHARES
                                                      NUMBER OF SHARES                          ISSUABLE UPON      NUMBER
                                                       OF COMMON STOCK         NUMBER OF         EXERCISE OF         OF
                                                        OWNED BEFORE          SHARES HELD         OPTIONS OR       SHARES
      NAME OF SELLING SECURITY HOLDER                    THE OFFERING          IN ESCROW           WARRANTS        OFFERED
      -------------------------------                   -------------          ---------          ----------      --------
406008 B.C. Ltd. (1)                                          30,807              1,681                  0           545
447323 B.C. Ltd (1)(2)                                        25,851              1,368                  0         1,230
Alalayan, Maria (1)(3)                                         3,304                113                  0         1,253
Wright Brothers Realty Trust (Alfred L. Wright
and James B. Tiffen, as Trustees) (4)                         13,650                  0                  0        13,650
Anderson, Robert (4)                                             750                  0            750 (5)           750
Andromeda Agency, Inc., Profit Sharing Plan
GBO Howard L. Tomb (Howard L. Tomb,

Trustee) (4)                                                     312                  0            312 (6)           312
Bell, Philip M. (4)                                            3,126                  0            626 (6)           626
Brule, Michael (1)                                               357                  0                  0           357
Burwash, Peter (1)                                               576                  0                  0           576
Calace, Linda (4)                                        239,070 (7)                  0         23,516 (8)        44,687
Canadian New Ventures and Investment Group
Limited (1) (9)                                              224,017             12,447                  0       224,017
Caravaggio, Robert (4)                                           750                  0            750 (5)           750
Caspar, Frederick J. (4)                                       1,562                  0            312 (6)           312
Charles F. Schierar Trust U/A dated 6/6/83 (4)                 1,562                  0            312 (6)           312
Chillicothe Properties, Inc. (10)                             40,000              5,000                  0        40,000
Conway, Ruth L. (4)                                       6,828 (11)                  0          1,877 (6)         1,877
Contardi, Steve (4)                                            1,562                  0            312 (6)           312
Corporate National Realty, Inc.                           3,000 (12)                  0                  0         3,000
Curtis Burge, Trustee of Pension & Profit Plan;
401K Trust dated 4/24/85 (4)                                   1,562                  0            312 (6)           312
Dalton, John P. (Ian) (1)                                         21                  0                  0            21
Elardo, Robert and Joann (4) (13)                                750                  0                  0           750
Estate of Ron G. Rowe (1)                                        351                  0                  0           351
Fergusson, David (1) (9) (14)                                  9,524                160                  0         9,524
FHM, Inc. (4)                                                    125                  0            125 (6)           125
Flege, Allison (4)                                        3,488 (11)                               938 (6)           938
Flynn, Michael T. (4)                                          5,850                  0                  0         5,850

                                                                                                  NUMBER OF
                                                                                                    SHARES
                                                      NUMBER OF SHARES                          ISSUABLE UPON      NUMBER
                                                       OF COMMON STOCK         NUMBER OF         EXERCISE OF         OF
                                                        OWNED BEFORE          SHARES HELD         OPTIONS OR       SHARES
      NAME OF SELLING SECURITY HOLDER                    THE OFFERING          IN ESCROW           WARRANTS        OFFERED
      -------------------------------                   -------------          ---------          ----------      --------
Francis, Barbara (1)                                        388 (15)                  5                  0           286
Francis, Earl (1)                                         4,762 (16)                 34                  0         4,147
Garnett, Jean (1) (9)                                     4,103 (17)                227                  0         4,103
Garnett, Robert W. (1) (9) (18)                          55,916 (19)                227        50,000 (20)         5,916
Golf Operations, Inc. (1)                                  5,711(21)                227                  0         1,608
Golf Real Estate, Inc. (1)                                1,608 (22)                  0                  0         1,608
Gould, James M.  (4)                                             125                  0            125 (6)           125
Guervara, Danilo (1)                                              46                  0                  0            46
Hart, Stacey (4) (23)                                        190,675                  0                  0        85,376
Hine, LeeAnne (1) (24)                                            21                  0                  0            21
Hochman, Richard H. (1)                                     593 (25)                  0                  0           593
Holle, Richard (4)                                             1,500                  0          1,500 (5)         1,500
Holmstrom, Don (1) (9) (26)                                   57,236                514        40,000 (27)        17,236
Hood, Chris (1) (28)                                             303                  2                  0           250
Hornibrook, Hugh (1) (29)                                      3,794                169                  0           716
Hough, John E. (1) (30)                                  52,140 (31)              1,687                  0        21,774
Hough, Mike (1) (30)                                     42,502 (32)              1,694                  0        12,013
Jean Schiear Meier Trust U/A dated 6/7/72 (4)                  1,562                  0            312 (6)           312
Kalwani, Gyan  (4)                                            40,749              5,499                  0        40,749
KKL Golf Partnership (4)                                       7,500                  0              7,500         7,500
Klekamp, Marrianne (4)                                         1,562                  0            312 (6)           312
Leonard, Martha V. (1)                                        18,724                159                  0        15,852
Leong, Kevin (1) (33)                                          1,662                 13                  0         1,416
Loiodice, Tim  (1) (34)                                           21                  0                  0            21
Lupkes, Neil T. (1)                                              351                  0                  0           351
McAuliffe, George P. (4) (35)                                 12,084              2,424         5,500 (36)        12,084
McCabe, Leo (4)                                                  375                  0            375 (5)           375
McMillen, Richard G. (1) (37)                                 18,533                374         7,500 (38)         4,290
Mollner, Gregory (1) (39)                                     15,030                683                  0         2,720
Monteith, William P. (4)                                      25,875                  0         25,875 (5)        25,875
Monteleon, Jason (1) (40)                                      1,430                 29                  0           897
Morton, Stacey (1) (41)                                          229                  0                  0           229
Munafo, Gary (4)                                                 626                  0            626 (6)           626
NationsCredit Commercial Corporation (1) (42)                 13,340                  0                  0        13,340
O'Donnell, Mike (1)                                              701                  0                  0           701
Olson, Steve (1) (43)                                            574                  0                  0           574
Panther Springs Golf, Inc. (1)                                   493                  0                  0           493
Parker Lincoln Commercial Realty (4)                           3,000                  0                  0         3,000
Parks, William  (4) (44)                                      21,837              3,593         4,368 (45)         5,059
Potaschnick, Larry (4)                                        12,083              2,423                  0        12,083
Primus Capital Corporation (1)                            1,599 (46)                  3                  0         1,559
Prudential Securities C/f Wayne D. Hangartner
IRA Roll-over dated 5/26/92 (4)                                  937                  0                  0           937
Rabiner Partners (4)                                             312                  0            312 (6)           312
Reddy, Kushal (1) (47)                                           120                  0                  0           120
Regent Capital Partners, L.P. (1)                        21,791 (48)                227                  0        17,688
Reitzig, William (4) (49)                                     86,471              5,896        50,425 (50)         5,059
Richards, Lolyta (1) (51)                                      1,001                  0                  0         1,001

                                                                                                  NUMBER OF
                                                                                                    SHARES
                                                      NUMBER OF SHARES                          ISSUABLE UPON      NUMBER
                                                       OF COMMON STOCK         NUMBER OF         EXERCISE OF         OF
                                                        OWNED BEFORE          SHARES HELD         OPTIONS OR       SHARES
      NAME OF SELLING SECURITY HOLDER                    THE OFFERING          IN ESCROW           WARRANTS        OFFERED
      -------------------------------                   -------------          ---------          ----------      --------
Roban Management Corp. (1) (9)                           57,076 (52)              2,487                  0        57,076
Robb, John (1) (53)                                              323                  4                  0           241
Rosenberg, Jeff (4)                                            1,562                  0            312 (6)           312
Rosenberg, Marvin (4)                                          8,595                  0          2,252 (6)         2,252
Rowe, Eric C. (1)                                                352                  0                  0           352
Roxburgh, Doug (1) (54)                                          577                  0                  0           577
Safrata, Robert (1) (9) (55)                                  13,601                  0                  0        13,601
Salem Realty, Inc. (4)                                         3,126                  0            626 (6)           626
Sammons, John F. Jr.  (1) (56)                                 1,212                  0                  0         1,212
Sawchuck, Lanny (1) (57)                                         201                  0                  0           201
Schraier, Barry (4)                                           12,083              2,423                  0        12,083
Schriber, Alan R. (4)                                          1,562                  0            312 (6)           312
Scotty's Park Lane (1)                                        33,719              1,355                  0         9,098
Sidwell, Steve (1)                                             8,814                306                  0         3,606
Silvestre, Jorge (1) (58)                                        120                  0                  0           120
Sirrom Capital Corporation  (1) (59)                          18,238                  0                  0        18,238
Stafford FamilyPark Partners I, L.P. (10)                24,000 (60)              4,000                  0        24,000
Stanton, Thomas (1) (9) (61)                                  49,557                 56        45,000 (62)         4,557
Starlinks Golf Inc. (1)                                          212                  0                  0           212
Susan W. Holmes 1951 Trust (4)                            2,226 (11)                  0            626 (6)           626
Taft, Dudley S. (4)                                            3,126                  0            626 (6)           626
Taylor, Irvin (1) (63)                                         2,338                113                  0           287
Tebokkel, Tobi (1) (64)                                           49                  0                  0            49
The Toronto Dominion Bank (1) (65)                            27,357                  0                  0        27,357
Tombs, Kevin (4)                                                 750                  0            750 (5)           750
Tri-Star Realty Group (1)                                      4,094                113                  0         2,043
Tuten, Samuel W. and Vicky R. (4)                                312                  0            312 (6)           312
Ultimate Family Golf Centers, LLC (10)                         3,000                  0                  0         3,000
Vance, John C. (4)                                        3,488 (11)                  0            938 (6)           938
Wadden, Greg (1)                                                 143                  0                  0           143
Wahlke, Sharon (4)                                             1,562                  0            312 (6)           312
Wechsler, David (4)                                           10,626                  0     8,126 (6) (66)           626
Wente, Dennis (67)                                             7,500                  0                  0         7,500
Williams, Robert J. (4) (68)                                 102,129                  0                  0        71,490
Willis, Paul (1)                                                 351                  0                  0           351
Wilson, Dick (1)                                               1,367                  0                  0         1,367
Zokol, Richard (1)                                             3,690                113                  0         1,639


(1) A former security holder of Eagle Quest Golf Centers, Inc. ("Eagle Quest"), a Canadian company which was merged into a wholly owned subsidiary of the Company (the "Eagle Quest Acquisition"). The former security holders of Eagle Quest received shares of the Company's Common Stock in exchange for Eagle Quest common stock, warrants, options and put rights.
(2)   447323 B.C. Ltd. is a consultant to the Company.
(3) Ms. Alalayan is currently employed by the Company as a Canadian controller.
(4) A stockholder of a company, the assets of which have been acquired by the Company.
(5) Options were issued in connection with the acquisition by the Company of a golf center in Mt. Olive, New Jersey. The price at which the options are exercisable is $20.66 per share.
(6) Options were issued in connection with the acquisition by the Company of a golf academy in Cincinnati, Ohio. The price at which the options are exercisable is $26.67 per share.
(7) Does not include 207,222 shares beneficially held by Mrs. Calace's husband, Arthur Calace.

(8) Warrants were issued in connection with the acquisition by the Company of Leisure Complexes, Inc. ("LCI"). The price at which the warrants are exercisable is $18.33 per share.
(9)   Affiliate of Eagle Quest prior to the Eagle Quest Acquisition.
(10)  A company, the assets of which have been acquired by the Company.
(11) Power to vote and dispose of shares of Common Stock shared with Selling Security Holder's financial advisor, William T. Sena.
(12)  Shares were issued for services rendered.
(13) Mr. Elardo has been employed by the Company as a pro shop manager since May, 1998.
(14) Mr. Fergussan is currently employed by the Company as a Vice President of Marketing.
(15) Does not include 4,762 shares of Common Stock held by Mrs. Francis' husband, Earl Francis.
(16) Does not include 388 shares of Common Stock held by Mr. Francis' wife, Barbara Francis.
(17)  Does not include 5,916 shares held by Mrs. Garnett's husband, Robert
      Garnett.
(18) Mr. Garnett is currently employed by the Company a Senior Vice President of Eagle Quest Family Golf Centers, Inc.., a wholly-owned subsidiary of the Company and a Manager of the Company's Central Division.
(19) Does not include (i) 4,103 shares of Company Common Stock held by Mr. Garnett's wife, Jean Garnett, (ii) 2,051 shares of Company Common Stock held by Mr. Garnett's father, Ray J. Garnett, or (iii) 44,766 shares of Company Common Stock held by Roban Management Corp., a company controlled by Robert W. Garnett.
(20) Options issued under the Company's 1997 Stock Incentive Plan (the "1997 Plan"). The price at which the options are exercisable is $25.313 per share.
(21) Does not include 1,608 shares of Common Stock held by Golf Real Estate, Inc., an affiliate of Golf Operations, Inc.
(22) Does not include 5,711 shares of Company Common Stock held by Golf Operations, Inc., an affiliate of Golf Real Estate, Inc.
(23)  Mr. Hart is currently employed by the Company as a consultant.
(24) Ms. Hine is currently employed by the Company as the Head Golf Professional at two golf facilities.
(25) Does not include 21,791 shares of Common Stock held by Selling Security Holder's Associate, Regent Capital Partners, L.P.
(26) Mr. Holmstrom is currently employed by the Company as a Vice President of Corporate Development.
(27) Options issued under the Company's 1997 Plan. The price at which the options are exercisable is $25.313 per share.
(28) Mr. Hood is currently employed by the Company as a General Manager of a golf facility in Vancouver, Canada.
(29)  Mr. Hornibrook serves as an Acquisition Consultant to the Company.
(30) John Hough and Mike Hough collectively held a first and second mortgage on the real property comprising the golf facility known as Douglasdale Golf Course in the aggregate principle amount of CDN$2.25 million. Such debt has been repaid.
(31) Does not include 42,502 shares of Common Stock held by Mr. Hough's son, Mike Hough.
(32) Does not include 52,140 shares of Common Stock held by Mr. Hough's father, John Hough.
(33) Mr. Leong was formerly employed by Eagle Quest as an Assistant Vice President of Finance.
(34) Mr. Loiodice is currently employed by the Company as a General Manager of a golf facility.
(35) Mr. McAuliffe is currently employed by the Company as a Vice President and General Manager of the Company's Entertainment Division.
(36) Options issued under the Company's 1998 Stock Option and Award Plan. The price at which the options are exercisable is $17.8125 per share.
(37) Options issued outside of the Company's stock option plans. The price at which the options are exercisable is $ 13.25 per share.
(38)  Mr. McMillen is currently employed by the Company as a consultant.
(39) Mr. Mollner was formerly employed by Eagle Quest as a Vice President of U.S. Development.
(40) Mr. Monteleone is currently employed by the Company as a Manager of Corporate Marketing.
(41) Ms. Morton is currently employed by the Company as a Manager of Membership Marketing.
(42) NationsCredit Commercial Corporation loaned an aggregate of $16,000,000 to Eagle Quest prior to the Eagle Quest Acquisition. The debt has been repaid by the Company.
(43) Mr. Olson was formerly employed by Eagle Quest as a Director of Integration.
(44) Mr. Parks is currently employed by the Company as Director of Operations of a Family Sports Supercenter in Lake Grove, New York.
(45) 2,868 shares underlying warrants issued in connection with the Company's acquisition of LCI. The price at which the warrants are exercisable at $18.33 per share. 1,500 shares underlying options issued under the Company's 1997 Plan. The price at which the options are exercisable is $17.71 per share.
(46) Power to vote and dispose of shares of Common Stock shared with Selling Security Holder's president, Ross Hedley.
(47) Mr. Reddy is currently employed by the Company as a Manager of Central Division Marketing.
(48) Does not include 593 shares of Common Stock held by Selling Security Holder's Associate, Richard H. Hochman.
(49) Mr. Reitzig is currently employed by the Company as the Chief Executive Officer of Lake Grove Family Golf Centers, Inc., a wholly owned subsidiary of the Company, and as a Senior Vice President of the Company.
(50) 5,425 shares underlying warrants issued in connection with the Company's acquisition of LCI. The price at which the warrants are exercisable is $18.33 per share. 45,000 shares underlying options issued under the Company's 1997 Plan. The price at which the options are exercisable is $15.25 per share.
(51) Ms. Richards is currently employed by the Company as a Manager of Corporate Development.
(52) Does not include 5,916 shares held by Roban Management Corp.'s President, Robert Garnett.
(53)  Mr. Robb was formerly employed by Eagle Quest as a Manager of Operations.
(54) Mr. Roxburgh is currently employed by the Company as a General Manger of a golf facility.
(55) Mr. Safrata is currently employed by the Company as the Chief Executive Officer of Eagle Quest Family Golf Centers, Inc., a wholly owned subsidiary of the Company.
(56) Mr. Sammons is currently employed by the Company as a District Manager for Texas.
(57) Mr. Sawchuck is currently employed by the Company as a General Manager of the golf facility at Calgary-Douglasdale.
(58)  Mr. Silvestre provides consulting services to the Company.

(59) Sirrom Capital Corporation loaned Eagle Quest an aggregate of $1,780,000 prior to the Eagle Quest Acquisition. The debt has since been repaid.
(60) Power to vote and dispose of shares of Common Stock shared with Selling Security Holder's general partner.
(61) Mr. Stanton is currently employed by the Company as a Regional Operations Manager.
(62) Options issued under the Company's 1997 Plan. The price at which options are exercisable is $25.313 per share.
(63) Mr. Taylor is currently employed by the Company as a Manager of a golf facility.
(64)  Ms. Tebokkel is currently employed by the Company as an Operations
      Assistant.
(65) The Toronto-Dominion Bank loaned Eagle Quest $2.4 million in 1997 prior to the Eagle Quest Acquisition. This debt was repaid in August, 1998.
(66) Includes 7,500 shares underlying options issued under an employee stock option plan.


(67) Mr. Wente is currently employed by the Company as the Vice President of Sales of Confidence Golf, Inc., a wholly-owned subsidiary of the Company.
(68) Mr. Williams is currently employed by the Company as the President and Chief Financial Officer of Confidence Golf, Inc., a wholly-owned subsidiary of the Company.


                          DESCRIPTION OF CAPITAL STOCK

       A description of the Company's capital stock is contained in the Company's registration statement on Form 8-A, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                              PLAN OF DISTRIBUTION

       The Shares offered by this Prospectus may be sold or transferred from time to time by the Selling Security Holders or by transferees thereof. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Security Holder in connection with sales of the Shares. To the extent required, the number of Shares to be sold, the name of the Selling Security Holder, the purchase price, the name of any agent or broker, and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.

       In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

       In connection with distributions of the Shares or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Security Holders. The Selling Security Holders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Security Holders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

       Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Shares.

       Pursuant to the Options and Warrants and certain registration rights agreements, the Company will pay all the fees and expenses incident to the registration of the Shares (other than discounts and commissions, if any, and the Selling Security Holders' counsel fees and expenses, if any).

       In addition, the Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act. In addition, each Selling Security Holder has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act. Such agreements also provide for rights of contribution if such indemnification is not available.

       The Selling Security Holders, and any broker-dealers or agents through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation.

     LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders,
(ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

       The Company's Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by Delaware law.

       The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

       The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176. Kenneth R. Koch, Esq. a partner of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, holds options to purchase shares of the Company's Common Stock.

                                    EXPERTS

            The consolidated financial statements of the Company as at December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing. The supplemental consolidated financial statements of Family Golf Centers, Inc. and subsidiaries (reflecting the consolidation of Family Golf Centers, Inc. and Eagle Quest Golf Centers, Inc.) as at December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report therein which, is based in part on the report of other auditors and are incorporated by reference herein in reliance upon such reports given upon authority of said firms as experts in accounting and auditing. The consolidated financial statements of MetroGolf Incorporated as at December 31, 1997 and for the year then ended have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Eagle Quest Golf Centers Inc. as at December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from incorporation on February 5, 1996 to December 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG, independent chartered accountants, incorporated by reference herein in and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Golden Bear Golf Centers, Inc. at December 31, 1997 and 1996 and for the years then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports giving said reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of Leisure Complexes, Inc. at and for the year ended December 31, 1996 are incorporated by reference herein in reliance on the report of Feldman, Gutterman, Meinberg & Co., independent auditors, given upon the authority of said firm as experts in accounting and auditing.

===============================================================================

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                              --------------------

                               TABLE OF CONTENTS
                                                                          Page

Available Information.......................................................2
Incorporation of Certain Documents by Reference.............................2
Special Note Regarding Forward Looking Statements...........................3
The Company.................................................................4
Risk Factors................................................................5
Use of Proceeds.............................................................9
Selling Security Holders...................................................10
Description of Capital Stock...............................................14
Plan of Distribution.......................................................14
Limitation of Liability and Indemnification of Directors and Officers......15
Legal Matters..............................................................15
Experts....................................................................15

===============================================================================

===============================================================================


                                 953,322 SHARES


                               ------------------

                                  FAMILY GOLF
                                 CENTERS, INC.



                                  COMMON STOCK



                               ------------------

                                   PROSPECTUS

                               ------------------







                                         , 1998

===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):


       SEC Registration Fee ........................................  $5,058.79
       Legal Fees and Expenses......................................  15,000.00
       Accounting Fees and Expenses.................................   5,000.00
       Transfer Agent and Registrar Fees............................   1,000.00
       Miscellaneous................................................  23,968.96
       Total........................................................  50,000.00


* Estimate

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

       No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

       Article Eighth of the Certificate of Incorporation of the Company permits indemnification of, and advancement of expenses to, among others, officers and directors of the Corporation. Such Article provides as follows:

       "(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonable incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and

                                      -I-
administrators; provided, however, that, except as provided in paragraph (c) of this Article Eighth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify and such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

       (b) The right to indemnification conferred in paragraph (a) of this Article Eighth shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article Eighth or otherwise.

       (c) The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article Eighth shall be contract rights. If a claim under paragraph (a) or (b) of this Article Eighth is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expense pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Eighth or otherwise, shall be on the Corporation.

       (d) The rights to indemnification and to the advancement of expenses conferred in this Article Eighth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

       (e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

       (f) The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation,

                                      -II-
of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by an amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

       (g) Any repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

       The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respect capacities as directors and officers.

ITEM 16.  EXHIBITS

      (a)    The following exhibits are filed herewith:

     *3.1    Certificate of Incorporation, as amended.

    **3.2    Amended and Restated Bylaws.


 *****4.1    Form of Stock Certificate

 *****4.2    Form of Option Agreement

 *****4.3 Option Agreement, dated September 30, 1996, between the Company and KKL Golf Partnership.


   ***4.4    Form of Warrant


 *****4.5    Form of Registration Rights Agreement.

 *****4.6 Form of Registration Rights Agreement by and between Family Golf Centers, Inc. and Gyan Kalwani. =====


  ****4.7 Registration Rights Agreement, dated June 30, 1998, between Family Golf Centers, Inc. and the former stockholders of Eagle Quest Golf Centers Inc.

      5.1    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

     23.1 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in Opinion filed as Exhibit 5.1).


*****23.2(A) Consent of Richard A. Eisner & Company, LLP.

*****23.2(B) Consent of Richard A. Eisner & Company, LLP.

*****23.3    Consent of KPMG.

*****23.4    Consent of Feldman, Gutterman, Meinberg & Co.

*****23.5    Consent of Arthur Andersen, LLP


     24.1 Power of Attorney (included on page II-VI, the signature page hereto).

----------
* Incorporated by reference to exhibit 3.1 filed in Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on June 12, 1996 (Registration No. 333-4541).

                                     -III-

** Incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on May 24, 1996 (Registration Statement No. 333-4541).

*** Incorporated by reference to exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on November 20, 1997 (Registration Statement No. 33-40693).

**** Incorporated by reference to exhibit 4 of the Company's Current Report on Form 8-K, as amended, dated June 30, 1998 and filed July 13, 1998.


***** Previously filed.


ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      -IV-

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 ("Registration Statement") and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York on October 14, 1998.

                                            FAMILY GOLF CENTERS, INC.

                                            By:   /s/ Jeffrey C. Key
                                               ------------------------------
                                               Name:  Jeffrey C. Key
                                               Title: Chief Financial Officer


                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dominic Chang, Krishnan P. Thampi, and Jeffrey
C. Key or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file (i) any and all pre- or post-effective amendments to this Registration Statement, and other documents in connection therewith, and (ii) a Registration Statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                        Title                       Date
         ---------                        -----                       ----



             *
--------------------------   Chairman of the Board and Chief   October 14, 1998
       Dominic Chang         Executive Officer (Principal
                             Executive Officer)
             *
--------------------------   President, Chief Operating        October 14, 1998
     Krishnan P. Thampi      Officer and Director

             *
--------------------------   Chief Financial Officer           October 14, 1998
      Jeffrey C. Key         (Principal Financial and
                             Accounting Officer)

--------------------------   Director                          October 14, 1998
       James Ganley


--------------------------   Director                          October 14, 1998
      Jimmy C.M. Hsu

             *
--------------------------   Director                          October 14, 1998
        Yupin Wang


--------------
*   By Jeffrey C. Key, individually and as attorney-in-fact


                                      -V-

                               Index to Exhibits

                                                                     Page In
                                                                     Sequential
                                                                     Numbering
Exhibit No.  Exhibit                                                 System
-----------  -------                                                 ------

      (a)    The following exhibits are filed herewith:

     *3.1    Certificate of Incorporation, as amended.

    **3.2    Amended and Restated Bylaws.


 *****4.1    Form of Stock Certificate

 *****4.2    Form of Option Agreement

 *****4.3 Option Agreement, dated September 30, 1996, between the Company and KKL Golf Partnership.


   ***4.4    Form of Warrant


 *****4.5    Form of Registration Rights Agreement.

 *****4.6 Form of Registration Rights Agreement by and between Family Golf Centers, Inc. and Gyan Kalwani. =====


  ****4.7 Registration Rights Agreement, dated June 30, 1998, between Family Golf Centers, Inc. and the former stockholders of Eagle Quest Golf Centers Inc.

      5.1    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

     23.1 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in Opinion filed as Exhibit 5.1).


*****23.2(A) Consent of Richard A. Eisner & Company, LLP.

*****23.2(B) Consent of Richard A. Eisner & Company, LLP.

*****23.3    Consent of KPMG.

*****23.4    Consent of Feldman, Gutterman, Meinberg & Co.

*****23.5    Consent of Arthur Andersen, LLP


     24.1 Power of Attorney (included on page II-VI, the signature page hereto).

----------
* Incorporated by reference to exhibit 3.1 filed in Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on June 12, 1996 (Registration No. 333-4541).

                                      -VI-

** Incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on May 24, 1996 (Registration Statement No. 333-4541).

*** Incorporated by reference to exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on November 20, 1997 (Registration Statement No. 33-40693).

**** Incorporated by reference to exhibit 4 of the Company's Current Report on Form 8-K, as amended, dated June 30, 1998 and filed July 13, 1998.


***** Previously filed.


                                     -VII-